Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 17th day of March 2010, by and between CARDINAL FINANCIAL CORPORATION (“Cardinal”) and Alice P. Frazier (“you” and all similar references) (collectively, the “parties”).

INTRODUCTION

WHEREAS, Cardinal has retained you to provide services in an executive capacity; and

WHEREAS, the parties desire to memorialize the terms and conditions of your continuing employment.

NOW THEREFORE, in consideration of the promises and obligations by and between the parties under this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS

1.     Position, Title, Compensation and Benefits.

a.     Your position, title, compensation and benefits are outlined in the offer letter dated February 20, 2009, attached hereto.

b.     Your initial base salary will be at the annualized rate set forth in your offer letter, less required and authorized withholding and deductions, payable in installments in accordance with Cardinal’s normal payroll practices. You will be eligible for an annual merit increase, performance bonus, and stock option grants on the same basis as other similarly situated Cardinal Executive Officers and subject to the terms of any applicable compensation, bonus and stock plans.

c.     You will be eligible to participate on the same basis as similarly situated Executive Officers in the Company’s benefit plans, including its 401(k) Plan and medical benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of such plan. Cardinal may change, alter, or terminate any benefit plan in its sole discretion. Your employment will also be subject to Cardinal’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

2.     Contract Term. The term of this Agreement shall commence on March 17, 2010 and shall continue from that date for three (3) years unless terminated prior thereto by either Cardinal or you as provided in Section 4. If the parties do not wish to renew this Agreement when it expires at the end of the initial or any renewal hereof as hereinafter provided or if either of the parties wishes to renew this Agreement on different terms than those contained herein, Cardinal or you shall give written notice of such intent to the other party at least six (6) months prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for one year from the date of expiration. Notwithstanding the aforementioned terms of this section, this agreement shall terminate on March 30, 2015. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. References herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.

3.     Prohibition on Competition.

a.     During the term of this Agreement, and for a period of twelve (12) months from the date you are terminated for Cause or your voluntary termination, you shall not render or perform competing banking and/or financial services within twenty-five (25) miles from your office or Cardinal’s corporate headquarters. This provision shall not be construed to prevent you from obtaining employment in the banking and/or financial services industries provided your new endeavor does not violate the above-stated prohibition.

b.     Covenant Not to Solicit Clients or Prospective Clients. During the term of this Agreement, and for a period of twelve (12) months from the date you are terminated for Cause or your voluntary termination, you agree not to contact any Client or Prospective Client of Cardinal with whom you have had any contact on behalf of Cardinal to perform or render banking and/or financial services. This provision shall not be construed to prevent you from contacting clients with whom you have not had any contact during the term of this Agreement.

c.     Restriction on the Solicitation of Cardinal’s Employees. During the term of this Agreement and for a period of twelve (12) months from the date you are terminated for Cause or your voluntary termination, you agree not to attempt to induce any Cardinal employee to terminate his or her employment, or to seek or accept any employment with any other business entity that performs banking and/or financial services.

(i)    For the purpose of this Agreement, “Client” means any entity for which Cardinal has performed banking and/or financial services within the twelve months from your termination date. “Prospective Client” means any entity that is not a Client but with respect to whom, within twelve (12) months from your termination date, you conducted, prepared, submitted (or assisted or supervised such conduct) any client development work product or marketing efforts on behalf of Cardinal.

4.     Termination of Employment Relationship. Your employment relationship with Cardinal may be terminated by either party subject to the notice provision addressed below.

a.     Cardinal may terminate your employment for Cause effective immediately upon written notice. In the event that Cardinal terminates your employment for Cause, you will be entitled to earned and unpaid base salary and payment for any earned and unused vacation days through the last date of your employment.

For the purpose of this Agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony or entry of a plea of guilty or nolo contendere to any felony; (iii) material failure to adhere to Cardinal’s corporate codes, policies or procedures; (iv) insubordination or any act of gross misconduct; or (v) of any applicable regulatory authority revokes the necessary approvals for you to serve as an Executive with Cardinal.

b.     Cardinal may terminate this agreement for any reason with thirty (30) days prior notice, pursuant to Section 10 below, to the other party.

(i)    In the event your employment is terminated pursuant to this section 4.b, then provided that you execute a general release in favor of Cardinal, in a form acceptable to Cardinal (the “Release”), and subject to Section 4.b.(ii) (the date that the Release becomes effective and may no longer be revoked by you is referred to as the “Release Date”), then: (i) Cardinal shall pay to you an amount equal to your base salary for a period of twelve (12) months from the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on Cardinal’s regular payroll dates; and (ii) if you are participating in Cardinal’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Cardinal shall pay that portion of your COBRA premiums that Cardinal was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter. Cardinal’s COBRA premium payment obligation will end immediately if you obtain health care insurance from any other source during the Severance Period. Notwithstanding item (i) of this subsection, above, to the extent required because you are a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of your termination, the payments described in such item (i) will commence on the first day of the month following the six-month anniversary of your date of termination, with the first payment to include amounts required to be delayed under this sentence. Interest shall accrue from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on your date of termination and as reported in the Wall Street Journal. The six month delay described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available. The exemption is available if amounts payable do not exceed two times the lesser of (a) your annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service.

(ii)   You shall not receive any of the benefits pursuant to Section 4.b.(i) unless you execute the Release within the consideration period specified therein and until the Release becomes effective and can no longer be revoked by you under its terms. Your ability to receive benefits pursuant to Section 4.b(i) is further conditioned upon your: returning all Cardinal property; complying with your post termination obligations under this Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(iii)  The benefits provided to you pursuant to this Section 4.b are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Cardinal severance plan, policy or program.

c.     You may voluntarily terminate your employment with Cardinal upon thirty (30) days prior written notice directed to Cardinal’s Chairman, President and Chief Executive Officer (“CEO”). The Chairman, President and CEO, in his sole capacity may waive this notice requirement.

d.     In the event of your death, your employment will terminate as of the date of death. If your employment is terminated by reason of your death, then Cardinal shall pay your accrued salary through the date of termination and thereafter have no further obligation to pay compensation to you. The entitlement of any of your beneficiaries to benefits under any Cardinal benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

e.     Subject to applicable state and federal law, Cardinal shall at all times have the right, upon written notice to you, to terminate this Agreement based on your Disability (as defined below). Termination by Cardinal of your employment based on “Disability” shall mean termination because you are unable due to a physical or mental condition to perform the essential functions of your position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event your employment is terminated based on your Disability, Cardinal shall pay your accrued salary through the date of termination and thereafter have no further obligation to pay compensation to you. The entitlement of any of your beneficiaries to benefits under any Cardinal benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

f.      Regardless of the basis of your termination of employment, you agree to provide all assistance requested by Cardinal in transitioning your duties, responsibilities client and other Cardinal relationships to other Cardinal personnel, both during your employment and after your termination or resignation. The level of services requested following termination will remain below the level that would result in a postponement of your “separation from service,” within the meaning of Treasury Regulations under Code section 409A, beyond the date of your termination of employment.

5.     Chance in Control. Notwithstanding the terms and conditions set forth in Section 4 of this Agreement, in the event of a Change in Control (as defined below) Cardinal agrees on behalf of itself and any successor to continue your employment pursuant to this Agreement for a period of twelve (12) months following the Change in Control and to enter into an agreement with you within the twelve month period to continue your employment thereafter. In the event Cardinal or any successor to Cardinal fails to continue your employment for the full twelve (12) month period, then, in lieu of the benefits, if any, to which you would otherwise be entitled under Section 5, provided you execute a general release in favor of Cardinal, in a form acceptable to Cardinal: (i) within thirty (30) days of the effective date of the release, Cardinal shall pay you an amount equal to your base salary for the remainder of the twelve (12) months period plus two (2) times of your base salary for a period of twelve months, less required and authorized withholdings and deductions, on Cardinal’s regular payroll dates, and (ii) if you are participating in Cardinal’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Cardinal shall pay that portion of your COBRA premiums that Cardinal was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter. Cardinal’s COBRA premium payment obligation will end immediately if you obtain health care insurance from any other source during the Severance Period. In the event Cardinal continues your employment for the full twelve (12) month period but you and Cardinal fail to reach an agreement for your continued employment thereafter, then, in lieu of the benefits, if any, to which you would otherwise be entitled under Section 5, provided you execute a general release in favor of Cardinal, in a form acceptable to Cardinal: within thirty (30) days of the effective date of the release, Cardinal shall make a lump sum payment to you in an amount equal to two (2) times your base salary. Notwithstanding the foregoing, to the extent required because you are a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of your termination, the payments described above in this section 5 will commence on the first day of the month following the six-month anniversary of the your date of termination, with the first payment to include amounts required to be delayed under this sentence. Interest shall accrue on the initial payment from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six month delay described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available. The exemption is available if amounts payable do not exceed two times the lesser of (a) your annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service

a.     For the purpose of this Agreement, “Change in Control” means a merger or consolidation in which (i) Cardinal is a constituent party, or (ii) a Company Subsidiary is a constituent party and Cardinal issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Cardinal or a Company Subsidiary in which the holders of capital stock of Cardinal immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation more than fifty (50) percent by voting power of the capital stock of or ownership interest in (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity. “Change in Control” may also mean the sale, in a single transaction or series of related transactions, (i) by Cardinal of all or substantially all the assets of Cardinal (except where such sale is to a wholly owned subsidiary of the Company), or (ii) by the stockholders of Cardinal of more than fifty (50) percent by voting power of the then-outstanding capital stock of Cardinal. Finally, a “Change of Control” may constitute the occurrence of any agreement, happening or device, which has substantially the same effect on the control of Cardinal as any of the foregoing.

b.     In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, you under this Agreement and under all other plans, programs and arrangements of Cardinal (the “Aggregate Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payments and benefits shall be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the Excise Tax. Cardinal shall determine the procedures and manner of making the calculation required above, and the method to order the reduction of the Aggregate Payment (i.e., whether equity or cash payments get reduced first). You and Cardinal shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax.

6.     Assignment and Survival. The rights and obligations of Cardinal under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Cardinal. Your rights and obligations are personal, and may not be assigned or delegated without the Company’s proper written consent. The Agreement shall continue despite any liquidation or dissolution of Cardinal.

7.     Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined by a court or arbitration tribunal to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.

8.     Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia. You and Cardinal consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.

9.     Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.

10.  Notices. Any notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be given either manually or by registered or certified mail. Either party may, by written notice to the other party, change their address for receipt of such notice.

If to the Company:

Bernard H. Clineburg

Chairman and CEO

Cardinal Financial Corporation

8270 Greensboro Drive

Suite 500

McLean, VA 22102

If to the Employee: Home address on file

11.  Entire Agreement. This Agreement is the entire agreement between you and Cardinal regarding these matters and supersedes any verbal and written agreements on such matters. This Agreement may be modified only by written agreement signed by you and the CEO or his or her express designee. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

12.  Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

13.  Code Section 409A. Any benefit, payment or other right provided by this Agreement shall be provided and made in a manner, and at such time, and in such form, as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this Agreement shall be so construed and interpreted.

The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

CARDINAL FINANCIAL CORPORATION		EMPLOYEE

By:	/s/ Bernard H. Clineberg	/s/ Alice P. Frazier
	Bernard H. Clineberg	(Signature)

Its:	Chairman & CEO	Alice P. Frazier
	(Title)	(Print Employee’s Full Name)

Dated:	3-17-10	Dated:	3-17-10